April  13,  2005

Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Commissioners:

We have read the statements made by Legend Mobile, Inc. under Item 4(b) of its Form 8-K dated April 13, 2005. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Legend Mobile contained therein.

Very  truly  yours,

/s/ Stonefield  Josephson,  Inc.

Stonefield  Josephson,  Inc